Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-171806

ROYAL BANK OF CANADA
Senior Debt Securities Subordinated Debt Securities up to an aggregate initial offering price of U.S. $25 billion or the equivalent thereof in other currencies.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered.  We will give you the specific prices and other terms of the securities we are offering in supplements to this prospectus.  You should read this prospectus and the applicable supplement carefully before you invest.  We may sell the securities to or through one or more underwriters, dealers or agents.  The names of the underwriters, dealers or agents will be set forth in supplements to this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada.  Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein or in any applicable prospectus supplement.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that Royal Bank of Canada is a Canadian bank, that many of its officers and directors are residents of Canada, that some or all of the underwriters or experts named in the Registration Statement may be residents of Canada, and that all or a substantial portion of the assets of Royal Bank of Canada and said persons may be located outside the United States.

The securities described herein will not constitute deposits that are insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation.

Investing in the securities described herein involves a number of risks.  See “Risk Factors” on page 1.

TM Trademark of Royal Bank of Canada

The date of this prospectus is January 28, 2011.

In this prospectus, unless the context otherwise indicates, the “Bank”, “we”, “us” or “our” means Royal Bank of Canada and its subsidiaries. All dollar amounts referred to in this prospectus are in Canadian dollars unless otherwise specifically expressed.

DOCUMENTS INCORPORATED BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. Copies of the documents incorporated herein by reference may be obtained upon written or oral request without charge from the Vice-President & Head, Investor Relations, Royal Bank of Canada at 200 Bay Street, North Tower, Toronto, Ontario, Canada M5J 2W7 (telephone: (416) 955-7803). The documents incorporated by reference are available over the Internet at www.sec.gov.

We incorporate by reference our Annual Report on Form 40-F for the fiscal year ended October 31, 2010, as amended, and our report on Form 6-K dated December 14, 2010. In addition, we will incorporate by reference into this prospectus all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and, to the extent, if any, we designate therein, reports on Form 6-K we furnish to the SEC after the date of this prospectus and prior to the termination of any offering contemplated in this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently-filed or furnished document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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Upon a new Annual Report and the related annual financial statements being filed by us with, and, where required, accepted by, the SEC, the previous Annual Report shall be deemed no longer to be incorporated by reference into this prospectus for purposes of future offers and sales of securities hereunder.

All documents incorporated by reference, or to be incorporated by reference, have been filed with or furnished to, or will be filed with or furnished to, the SEC.

WHERE YOU CAN FIND MORE INFORMATION

In addition to our continuous disclosure obligations under the securities laws of the Provinces of Canada, we are subject to the information reporting requirements of the United States Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Such reports and other information, when filed by us in accordance with such requirements, can be inspected and copied by you at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s website at www.sec.gov.  Our common shares are listed on the New York Stock Exchange, and reports and other information concerning us can be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.  Information about us can be located at our website at www.rbc.com. All Internet references in this prospectus are inactive textual references and we do not incorporate website contents into this prospectus.

FURTHER INFORMATION

We have filed with the SEC a Registration Statement on Form F-3 under the United States Securities Act of 1933, as amended, with respect to the securities offered with this prospectus. This prospectus is a part of that Registration Statement, and it does not contain all of the information set forth in the Registration Statement. You can access the Registration Statement together with its exhibits at the SEC’s website at www.sec.gov or inspect these documents at the offices of the SEC in order to obtain more information about us and about the securities offered with this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” on page ii.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the U.S. Securities Act of 1933.

We publish our consolidated financial statements in Canadian dollars. In this prospectus and any prospectus supplement, currency amounts are stated in Canadian dollars (“$”), unless specified otherwise. As indicated in the table below, the Canadian dollar has fluctuated in value compared to the U.S. dollar over the last five years.

The tables below set forth the high and low daily noon buying rates, the average yearly rate and the rate at period end between Canadian dollars and U.S. dollars (in U.S. dollars per Canadian dollar) for the five-year period ended October 31, 2010 and the high and low daily noon buying rates for November of 2010 and December of 2010 and January 1, 2011 through January 21, 2011.  On January 21, 2011, the Canadian dollar noon buying rate was U.S. $1.0057.  Our reference to the “noon buying rate” is the rate in The City of New York for cable transfers in foreign currencies as announced by the U.S. Federal Reserve Bank of New York for customs purposes on a specified date.

YEAR ENDED OCTOBER 31	HIGH	LOW	AVERAGE RATE1	AT PERIOD END

2006	0.9100	0.8361	0.8827	0.8907
2007	1.0531	0.8437	0.9149	1.0531
2008	1.0908	0.7727	0.9690	0.8225
2009	0.9719	0.7695	0.8569	0.9288
2010	1.0040	0.9280	0.9601	0.9816

MONTH OF 2010	HIGH	LOW

NOVEMBER	0.9988	0.9741
DECEMBER	0.9996	0.9827

MONTH OF 2011	HIGH	LOW

JANUARY (THROUGH JANUARY 14)	1.0138	0.9999

1The average of the noon buying rates on the last business day of each full month during the relevant period.

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RISK FACTORS

Investment in these securities is subject to various risks including those risks inherent in conducting the business of a diversified financial institution. Before deciding whether to invest in any debt securities, you should consider carefully the risks described in the documents incorporated by reference in this prospectus (including subsequently filed documents incorporated by reference) and, if applicable, those described in a prospectus supplement relating to a specific offering of securities. You should consider the categories of risks identified and discussed in the management’s discussion and analysis of financial condition and results of operations included in our Annual Report on Form 40-F for the fiscal year ended October 31, 2010, as amended, including those summarized under “Caution Regarding Forward-Looking Statements” on page 2.

ROYAL BANK OF CANADA

Business

The Bank and its subsidiaries operate under the master brand name RBC.  We are Canada’s largest bank as measured by assets and market capitalization, and among the largest banks in the world, based on market capitalization. We are one of North America’s leading diversified financial services companies, and provide personal and commercial banking, wealth management services, insurance, corporate and investment banking and transaction processing services on a global basis.  We employ approximately 79,000 full- and part-time employees who serve close to 18 million personal, business, public sector and institutional clients through offices in Canada, the U.S. and 50 other countries.

Our segments are Canadian Banking, Wealth Management, Insurance, International Banking, Capital Markets and Corporate Support.  Additional information about our business and each segment (including segment results) can be found under “Overview and outlook” on page 6 and under “Business segment results” beginning on page 12 of the management’s discussion and analysis of financial condition and results of operations included in our Annual Report on Form 40-F for the fiscal year ended October 31, 2010, as amended, which is incorporated by reference in this prospectus.

We are a Schedule I Bank under the Bank Act (Canada), which constitutes our charter.  Our corporate headquarters are located at Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5 and our head office is located at 1 Place Ville Marie, Montréal, Québec, Canada H3C 3A9.

PRESENTATION OF FINANCIAL INFORMATION

We prepare our consolidated financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), which differs in certain respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). For a discussion of significant differences between Canadian GAAP and U.S. GAAP and a reconciliation of the consolidated balance sheet and statement of income, you should read the section titled “Note 31:  Reconciliation of the application of Canadian and United States generally accepted accounting principles” in Exhibit 2 to our Annual Report on Form 40-F for the fiscal year ended October 31, 2010, as amended. Pursuant to the decision made by the Canadian Accounting Standards Board, we will begin reporting our financial statements in accordance with International Financial Reporting Standards (“IFRS”) on November 1, 2011, including fiscal 2011 comparative results. Additional information about our adoption of IFRS can be found in the section titled “Accounting and control matters” in Exhibit 2 to our Annual Report on Form 40-F for the fiscal year ended October 31, 2010, as amended.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

From time to time, we make written or oral forward-looking statements within the meaning of certain securities laws, including the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. We may make forward-looking statements in this prospectus and the documents incorporated by reference herein, in other filings with Canadian regulators or the SEC, in reports to shareholders and in other communications. Forward-looking statements in this prospectus and documents incorporated by reference herein include, but are not limited to, statements relating to our financial performance objectives and strategic goals,  the outlook and priorities for each of our business segments, and liquidity and funding management.  The forward-looking information contained in this document is presented for the purpose of assisting the holders of our securities and financial analysts in understanding our financial position and results of operations as at and for the periods ended on the dates presented and strategic goals and financial performance objectives, and may not be appropriate for other purposes.  Forward-looking statements are typically identified by words such as “believe”, “expect”, “forsee”, “forecast”, “anticipate”, “intend”, “estimate”, “goal”, “plan” and “project” and similar expressions of future or conditional verbs such as “will”, “may”, “should”, “could” or “would”.

By their very nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties, which give rise to the possibility that our predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that our assumptions may not be correct and that our financial performance objectives and strategic goals will not be achieved.  We caution readers not to place undue reliance on these statements as a number risk factors could cause our actual results to differ materially from the expectations expressed in such forward-looking statements. These factors – many of which are beyond our control and the effects of which can be difficult to predict – include: credit, market, operational and liquidity and funding risks, and other risks discussed in the “Risk management” and “Overview of other risks” sections of the management’s discussion and analysis included in our Annual Report on Form 40-F for the fiscal year ended October 31, 2010, as amended, which is incorporated by reference in this prospectus; general business, economic and financial market conditions in Canada, the United States and certain other countries in which we conduct business, including the effects of the European sovereign debt crisis;  changes in accounting standards, policies and estimates, including changes in our estimates of provisions, allowances and valuations; the effects of changes in government fiscal, monetary and other policies; the effects of competition in the markets in which we operate; the impact of changes in laws and regulations, including tax laws; changes to and new interpretations of risk-based capital guidelines, and reporting instructions and liquidity regulatory guidance, and the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations to be issued thereunder; judicial or regulatory judgments and legal proceedings; the accuracy and completeness of information concerning our clients and counterparties; our ability to successfully execute our strategies and to complete and integrate strategic acquisitions and joint ventures successfully; and development and integration of our distribution networks.

We caution that the foregoing list of risk factors is not exhaustive and other factors could also adversely affect our results. When relying on our forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, we do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by us or on our behalf.

Additional information about these and other factors can be found in the “Risk, capital and liquidity management” and “Overview of other risks” sections in the management’s discussion and analysis of financial condition and results of operations included in our Annual Report on Form 40-F for the fiscal year ended October 31, 2010, as amended, which is incorporated by reference in this prospectus.

USE OF PROCEEDS

Except as otherwise set forth in a prospectus supplement, the net proceeds from the sale of securities will be added to our general funds and will be used for general banking purposes. In addition, except as otherwise set forth in a prospectus supplement, the purpose of the sale of the subordinated debt securities will be to enlarge our capital base.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The tables below set forth our consolidated ratios of earnings to fixed charges, calculated in accordance with Canadian GAAP and U.S. GAAP, for the five-year period ended October 31, 2010:

Canadian GAAP	Year Ended October 31,
	2010	2009	2008	2007	2006
Excluding Interest on Deposits	3.55	3.28	2.51	2.34	2.27
Including Interest on Deposits	1.90	1.60	1.37	1.37	1.40

U.S. GAAP	Year Ended October 31,
	2010	2009	2008	2007	2006
Excluding Interest on Deposits	3.60	3.36	2.33	2.36	2.28
Including Interest on Deposits	1.89	1.60	1.32	1.37	1.39

For purposes of computing these ratios, earnings represent net income plus income taxes and fixed charges (excluding capitalized interest). Fixed charges represent (i) estimated interest within rental expense, (ii) amortization of debt issuance costs and (iii) interest (including capitalized interest), including or excluding deposit interest as indicated.

CONSOLIDATED CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our consolidated capitalization at October 31, 2010. This table should be read in conjunction with our annual audited consolidated financial statements and the management’s discussion and analysis of financial condition and results of operations included in our Annual Report on Form 40-F for the fiscal year ended October 31, 2010, as amended, which is incorporated by reference in this prospectus.

As at October 31, 2010
(in millions of Canadian dollars)
Subordinated debentures	$6,681
Trust capital securities (1)	727
RBC Trust capital securities included in non-controlling interest in subsidiaries (1)	1,730
Shareholders’ Equity
Preferred shares	4,813
Common shares	13,378
Contributed surplus	236
Retained earnings	22,706
Treasury shares – preferred	(2)
Treasury shares – common	(81)
Accumulated other comprehensive income (loss)	(2,099)
Total Shareholders’ Equity	38,951
Total Capitalization	48,089

(1) For more information on the classification of trust capital securities refer to Note 17 of our audited consolidated financial statements for the year ended October 31, 2010.

DESCRIPTION OF DEBT SECURITIES

We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets or the property or assets of our subsidiaries. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities will be issued under our senior debt indenture, as supplemented by the first supplemental indenture (collectively, the “senior debt indenture”), described below and will be unsubordinated obligations that rank equally with all of our other unsecured and unsubordinated debt, including deposit liabilities, other than certain governmental claims in accordance with applicable law.

The subordinated debt securities will be issued under our subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior indebtedness”, as defined in the subordinated debt indenture. Neither indenture limits our ability to incur additional indebtedness.

In the event we become insolvent, our governing legislation provides that priorities among payments of our deposit liabilities (including payments in respect of the senior debt securities) and payments of all of our other liabilities (including payments in respect of the subordinated debt securities) are to be determined in accordance with the laws governing priorities and, where applicable, by the terms of the indebtedness and liabilities. Because we have subsidiaries, our right to participate in any distribution of the assets of our banking or non-banking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus your ability to benefit indirectly from such distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent that we may be a creditor of that subsidiary and our claims are recognized. There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Accordingly, the debt securities will be structurally subordinated to all existing and future liabilities of our subsidiaries, and holders of debt securities should look only to our assets for payments on the debt securities.

Neither the senior debt securities nor the subordinated debt securities will constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States governmental agency or instrumentality.

When we refer to “debt securities” or “securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

The Senior and Subordinated Debt Indentures

The senior debt securities and the subordinated debt securities are each governed by an indenture — the senior debt indenture, in the case of the senior debt securities, and the subordinated debt indenture, in the case of the subordinated debt securities. When we refer to the “indentures”, we mean both the senior debt indenture and the subordinated debt indenture, and when we refer to the “indenture”, we mean either the senior debt indenture or the subordinated debt indenture. Each indenture is a contract between us and The Bank of New York Mellon, as successor to the corporate trust business of JPMorgan Chase Bank, N.A., which acts as trustee. The indentures are substantially identical, except for the provisions relating to the events of default, which are more limited in the subordinated debt indenture, to subordination, which are included only in the subordinated debt indenture, and the provisions relating to possible conversions or exchanges, which are only included in the senior debt indenture.

Reference to the indenture or the trustee, with respect to any debt securities, means the indenture under which those debt securities are issued and the trustee under that indenture.

The trustee has two main roles:

•
The trustee can enforce the rights of holders against us if we default on our obligations under the terms of the indenture or the debt securities. There are some limitations on the extent to which the trustee acts on behalf of holders, described below under “— Events of Default — Remedies If an Event of Default Occurs”.

•	The trustee performs administrative duties for us, such as sending interest payments and notices to holders and transferring a holder’s debt securities to a new buyer if a holder sells.

The indentures and their associated documents contain the full legal text of the matters described in this section. The indentures and the debt securities will be governed by New York law, except that the subordination provisions in the subordinated debt indenture and certain provisions relating to the status of the senior debt securities under Canadian law in the senior debt indenture will be governed by the laws of the Province of Ontario and the laws of Canada applicable therein. A copy of each of the senior debt indenture, the supplements to the senior debt indenture and the form of subordinated debt indenture is an exhibit to our Registration Statement. See “Where You Can Find More Information” above for information on how to obtain a copy.

General

We may issue as many distinct series of debt securities under either indenture as we wish. The provisions of the senior debt indenture and the subordinated debt indenture allow us not only to issue debt securities with terms different from those previously issued under the applicable indenture, but also to “re-open” a previous issue of a series of debt securities and issue additional debt securities of that series. We may issue debt securities in amounts that exceed the total amount specified on the cover of your prospectus supplement at any time without your consent and without notifying you.

This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement that describes the terms of each series of debt securities may also describe differences from the material terms summarized here.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions of certain terms used in the indentures. In this summary, we describe the meaning of only some of the more important terms. For your convenience, we also include references in parentheses to certain sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in the prospectus supplement, such sections or defined terms are incorporated by reference here or in the prospectus supplement. You must look to the indentures for the most complete description of what we describe in summary form in this prospectus.

This summary is also subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which describes additional terms of debt securities you are offered.

We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. (Section 101) The prospectus supplement relating to the original issue discount securities will describe U.S. federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and any material additional tax considerations applicable to such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement and, if applicable, a pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	whether it is a series of senior debt securities or a series of subordinated debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates, which may be fixed or variable per annum, at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of, premium, if any, and interest on the debt securities is payable;

•
the terms, if any, on which any securities may or shall be converted into or exchanged at the option of the Bank or otherwise for shares or other securities of the Bank or another entity or other entities, into the cash value thereof or into any combination of the foregoing, any specific terms relating to the adjustment thereof and the period during which such securities may or shall be so converted or exchanged;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or similar provisions or provisions for redemption at our option or the option of the holder;

•
the date, if any, after which, and the price or prices at which, the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if other than denominations of $1,000 and any integral multiples thereof, the denominations in which the series of debt securities will be issuable;

•	the currency of payment of principal, premium, if any, and interest on the series of debt securities;

•
if the currency of payment for principal, premium, if any, and interest on the series of debt securities is subject to our election or that of a holder, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

•	any index, formula or other method used to determine the amount of payment of principal or premium, if any, and interest on the series of debt securities;

•	the applicability of the provisions described under “— Defeasance” below;

•	any event of default under the series of debt securities if different from those described under “— Events of Default” below;

•	if the debt securities will be issued in bearer form, any special provisions relating to bearer securities;

•
if the series of debt securities will be issuable only in the form of a global security, the depositary or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee; and

•	any other special feature of the series of debt securities.

Overview of Remainder of This Description

The remainder of this description summarizes:

•	additional mechanics relevant to the debt securities under normal circumstances, such as how holders record the transfer of ownership and where we make payments;

•	holders’ rights in several special situations, such as if we merge with another company or if we want to change a term of the debt securities;

•	subordination provisions in the subordinated debt indenture that may prohibit us from making payment on those securities;

•	our right to release ourselves from all or some of our obligations under the debt securities and the indenture by a process called defeasance; and

•	holders’ rights if we default or experience other financial difficulties.

Form, Exchange and Transfer

Unless we specify otherwise in the prospectus supplement, the debt securities will be issued:

•	only in fully-registered form;

•	without interest coupons; and

•	in denominations that are even multiples of $1,000. (Section 302)

If a debt security is issued as a registered global debt security, only the depositary — e.g., DTC, Euroclear and Clearstream, each as defined below under “Ownership and Book-Entry Issuance” — will be entitled to transfer and exchange the debt security as described in this subsection because the depositary will be the sole registered holder of the debt security and is referred to below as the “holder”. Those who own beneficial interests in a global security do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed by the applicable procedures of the depositary and its participants. We describe book-entry procedures below under “Ownership and Book-Entry Issuance”.

Holders of securities issued in fully-registered form may have their debt securities broken into more debt securities of smaller denominations of not less than $1,000, or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

Holders may exchange or register the transfer of debt securities at the office of the trustee. Debt securities may be transferred by endorsement. Holders may also replace lost, stolen or mutilated debt securities at that office. The trustee acts as our agent for registering debt securities in the names of holders and registering the transfer of debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also record transfers. (Section 305) The trustee may require an indemnity before replacing any debt securities.

Holders will not be required to pay a service charge to register the transfer or exchange of debt securities, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The registration of a transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the registration of transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders entitled to receive the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit registration of transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 305)

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and will be stated in the prospectus supplement. (Section 307) Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sale price of the securities to prorate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in the City of New York. That office is currently located at 101 Barclay Street - Floor 4E, New York, NY 10286. Holders must make arrangements to have their payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

Book-entry and other indirect holders should consult their banks, brokers or other financial institutions for information on how they will receive payments.

We may also arrange for additional payment offices and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent or choose one of our subsidiaries to do so. We must notify holders of changes in the paying agents for any particular series of debt securities. (Section 1002)

Conversion or Exchange of Senior Debt Securities

If and to the extent mentioned in the relevant prospectus supplement, any senior debt securities series may be optionally or mandatorily convertible or exchangeable for stock or other securities of the Bank or another entity or entities, into the cash value therefor or into any combination of the above.  The specific terms on which any senior debt securities series may be so converted or exchanged will be described in the relevant prospectus supplement.  These terms may include provisions for conversion or exchange, either mandatory, at the holder’s option or at our option, in which case the amount or number of securities the senior debt securities holders would receive would be calculated at the time and manner described in the relevant prospectus supplement. (Section 301)

Notices

We and the trustee will send notices regarding the debt securities only to registered holders, using their addresses as listed in the trustee’s records. (Sections 101 and 106) With respect to who is a registered “holder” for this purpose, see “Ownership and Book-Entry Issuance”.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to holders will be repaid to us. After that two-year period, holders may look to us for payment and not to the trustee or any other paying agent. (Section 1003)

Mergers and Similar Events

Under the indentures, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell or lease substantially all of our assets to another entity, or to buy or lease substantially all of the assets of another entity. However, we may not take any of these actions unless all the following conditions are met:

•
When we merge, amalgamate, consolidate or otherwise are combined with, or acquired by, another entity or sell or lease substantially all of our assets, the surviving, resulting or acquiring entity must be a properly organized entity and must be legally responsible for the debt securities, whether by agreement, operation of law or otherwise.

•
The merger, amalgamation, consolidation, other combination, sale or lease of assets must not cause a default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

If the conditions described above are satisfied with respect to any series of debt securities, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge or consolidate and any transaction in which we sell less than substantially all of our assets. It is possible that this type of transaction may result in a reduction in our credit rating, may reduce our operating results or may impair our financial condition. Holders of our debt securities, however, will have no approval right with respect to any transaction of this type.

Modification and Waiver of the Debt Securities

There are four types of changes we can make to either indenture and the debt securities issued under that indenture.

Changes Requiring Approval of All Holders. First, there are changes that cannot be made to the indenture or the debt securities without specific approval of each holder of a debt security affected in any material respect by the change under a particular debt indenture. Following is a list of those types of changes:

•	change the stated maturity of the principal or reduce the interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security (including the amount payable on an original issue discount security) following a default;

•	change the currency of payment on a debt security;

•	change the place of payment for a debt security;

•	impair a holder’s right to sue for payment;

•	impair the holder’s right to require repurchase on the original terms of those debt securities that provide a right of repurchase;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 902)

Changes Requiring a Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning not less than a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect in any material respect holders of the debt securities. (Section 901) We may also obtain a waiver of a past default from the holders of debt securities owning a majority of the principal amount of the particular series affected. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described above under “— Changes Requiring Approval of All Holders” unless we obtain the individual consent of each holder to the waiver. (Section 513)

Changes Not Requiring Approval. The third type of change to the indenture and the debt securities does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect in any material respect holders of the debt securities. (Section 901)

We may also make changes or obtain waivers that do not adversely affect in any material respect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of that debt security; we need only obtain any required approvals from the holders of the affected debt securities.

Modification of Subordination Provisions. We may not modify the subordination provisions of the subordinated debt indenture in a manner that would adversely affect in any material respect the outstanding subordinated debt securities of any one or more series without the consent of the holders of a majority of the principal amount of all affected series, voting together as one class.

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•
For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

•	For debt securities denominated in one or more non-U.S. currencies or currency units, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have given a notice of redemption and deposited or set aside in trust for the holders money for the payment or redemption of the debt securities. Debt securities will also not be eligible to vote if they have been fully defeased as described below under “— Defeasance — Full Defeasance”.  (Section 1402)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If the trustee or we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. (Sections 104 and 512)

Book-entry and other indirect holders should consult their banks, brokers or other financial institutions for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Special Provisions Related to the Subordinated Debt Securities

The subordinated debt securities issued under the subordinated debt indenture will be our direct unsecured obligations constituting subordinated indebtedness for the purpose of the Bank Act (Canada) and will therefore rank subordinate to our deposits. Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on these securities.

If we become insolvent or are wound-up, the subordinated debt securities will rank equally and ratably with, but not prior to, all other subordinated debt and subordinate in right of payment to the prior payment in full of (i) our indebtedness then outstanding, other than subordinated indebtedness and (ii) all indebtedness to which our other subordinated indebtedness is subordinate in right of payment to the same extent as such other subordinated indebtedness. As of October 31, 2010, we had $677.6  billion of senior indebtedness, including deposits, outstanding, which would rank ahead of the subordinated debt securities. The only outstanding subordinated indebtedness issued to date has been issued pursuant to our indentures with Computershare Trust Company of Canada dated October 1, 1984, June 6, 1986, November 14, 1994, May 21, 1997 and June 18, 2004, as supplemented from time to time.

For these purposes, “indebtedness” at any time means:

(i)	the deposit liabilities of the Bank at such time; and

(ii)
all other liabilities and obligations of the Bank to third parties (other than fines or penalties which pursuant to theBank Act (Canada) are a last charge on the assets of a bank in the case of insolvency of such bank and obligations to shareholders of the Bank, as such) which would entitle such third parties to participate in a distribution of the Bank’s assets in the event of the insolvency or winding-up of the Bank.

“subordinated indebtedness” at any time means:

(i)	the liability of the Bank in respect of the principal of and premium, if any, and interest on its outstanding subordinated indebtedness outlined above;

(ii)
any indebtedness which ranks equally with and not prior to the outstanding subordinated indebtedness, in right of payment in the event of the insolvency or winding-up of the Bank and which, pursuant to the terms of the instrument evidencing or creating the same, is expressed to be subordinate in right of payment to all indebtedness to which the outstanding subordinated indebtedness is subordinate in right of payment to at least the same extent as the outstanding subordinated indebtedness is subordinated thereto pursuant to the terms of the instrument evidencing or creating the same;

(iii)
any indebtedness which ranks subordinate to and not equally with or prior to the outstanding subordinated indebtedness, in right of payment in the event of the insolvency or winding-up of the Bank and which, pursuant to the terms of the instrument evidencing or creating the same, is expressed to be subordinate in right of payment to all indebtedness to which the outstanding subordinated indebtedness is subordinate in right of payment to at least the same extent as the outstanding subordinated indebtedness is subordinate pursuant to the terms of the instrument evidencing or creating the same; and

(iv)          the subordinated debt securities, which will rank equally to the Bank’s outstanding subordinated indebtedness.

The subordination provisions of the subordinated debt indenture are governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Defeasance

The following discussion of full defeasance and covenant defeasance will be applicable to each series of debt securities that is denominated in U.S. dollars and has a fixed rate of interest and will apply to other series of debt securities if we so specify in the prospectus supplement. (Section 1401)

Full Defeasance. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full defeasance, if we put in place the following other arrangements for holders to be repaid:

•
We must deposit in trust for the benefit of all holders of the debt securities a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government-sponsored entity (the obligations of which are backed by the full faith and credit of the U.S. government) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•
There must be a change in current U.S. federal tax law or an Internal Revenue Service (“IRS”) ruling that lets us make the above deposit without causing the holders to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the obligations pursuant to the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.)

•
We must deliver to the trustee a legal opinion of our counsel confirming the tax-law change described above and that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would be the case if such deposit, defeasance and discharge had not occurred. (Sections 1402 and 1404)

•	In the case of the subordinated debt securities, the following requirement must also be met:

•
No event or condition may exist that, under the provisions described under “— Subordination Provisions” above, would prevent us from making payments of principal, premium or interest on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall.

Covenant Defeasance. Even without a change in current U.S. federal tax law, we can make the same type of deposit as described above, and we will be released from the restrictive covenants under the debt securities that may be described in the prospectus supplement. This is called covenant defeasance. In that event, you would lose the protection of these covenants but would gain the protection of having money and U.S. government or U.S. government agency notes or bonds set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•
We must deposit in trust for the benefit of all holders of the debt securities a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government sponsored entity (the obligations of which are backed by the full faith and credit of the U.S. government) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•
We must deliver to the trustee a legal opinion of our counsel confirming that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would be the case if such deposit and covenant defeasance had not occurred.

 If we accomplish covenant defeasance, certain provisions of the indenture and the debt securities would no longer apply:

•	Covenants applicable to the series of debt securities and described in the prospectus supplement.

•	Any events of default relating to breach of those covenants.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurs (such as a bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. (Sections 1403 and 1404)

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What is an Event of Default?

Under the senior debt indenture, the term “Event of Default” means any of the following:

•	We do not pay the principal of or any premium on a debt security.

•	We do not pay interest on a debt security within 30 days of its due date.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)

Under the subordinated debt indenture, the term “Event of Default” means any of the following:

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)

Remedies If an Event of Default Occurs. If an Event of Default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs. If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the debt securities of the affected series. If you are the holder of a subordinated debt security, the principal amount of the subordinated debt security will not be paid and may not be required to be paid at any time prior to the relevant maturity date, except in the event of our insolvency or winding-up. (Section 502)

You should read carefully the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Except in cases of default in which the trustee has the special duties described above, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability called an indemnity. (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture with respect to the debt securities of that series. (Section 512)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities the following must occur:

•	the holder of the debt security must give the trustee written notice that an event of default has occurred and remains uncured;

•
the holders of 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

•	the trustee must have not taken action for 90 days after receipt of the above notice and offer of indemnity. (Section 507)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 508)

Book-entry and other indirect holders should consult their banks, brokers or other financial institutions for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will give to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default. (Section 1004)

Ownership and Book-Entry Issuance

In this section, we describe special considerations that will apply to registered securities issued in global i.e., book-entry, form. First we describe the difference between registered ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Who is the Registered Owner of a Security?

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing securities. We refer to those who have securities registered in their own names, on the books that we or the trustee maintain for this purpose, as the “registered holders” of those securities. Subject to limited exceptions, we and the trustee are entitled to treat the registered holder of a security as the person exclusively entitled to vote, to receive notices, to receive any interest or other payment in respect of the security and to exercise all the rights and power as an owner of the security. We refer to those who own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not registered holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners.  Unless otherwise noted in your prospectus supplement, we will issue each security in book-entry form only. This means securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under each indenture (and the Bank Act (Canada) in the case of subordinated indebtedness), subject to limited exceptions, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not registered holders, of the securities.

Street Name Owners.  We may terminate an existing global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will, subject to limited exceptions, recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not registered holders, of those securities.

Registered Holders.  Subject to limited exceptions, our obligations, as well as the obligations of the trustee under any indenture and the obligations, if any, of any other third parties employed by us, run only to the registered holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the registered holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — for example, to amend the indenture for a series of debt securities or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture — we would seek the approval only from the registered holders, and not the indirect owners, of the relevant securities. Whether and how the registered holders contact the indirect owners is up to the registered holders.

When we refer to “you” in this prospectus, we mean all purchasers of the securities being offered by this prospectus, whether they are the registered holders or only indirect owners of those securities. When we refer to “your securities” in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners.  If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What is a Global Security?

Unless otherwise noted in the applicable prospectus supplement, we will issue each security in book-entry form only. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more. Each series of securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	Euroclear System, which is known as “Euroclear”;

•	Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities. As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s bank, broker, financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•
an investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•
an investor will be an indirect holder and must look to his or her own bank, broker or other financial institution for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “— Who Is the Registered Owner of a Security?”;

•	an investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•
an investor may not be able to pledge his or her interest in a global security in circumstances in which certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•
the depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We and the trustee will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•
the depositary may require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your bank, broker or other financial institution may require you to do so as well; and

•
financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, may require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated. If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the securities. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks, brokers or other financial institutions, to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “— Who Is the Registered Owner of a Security?”

The special situations for termination of a global security are as follows:

•
if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

•	if we notify the trustee, warrant agent or unit agent, as applicable, that we wish to terminate that global security; or

•	if an event of default has occurred with regard to these debt securities and has not been cured or waived.

If a global security is terminated, only the depositary, and neither we nor the trustee for any debt securities is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the registered holders of those securities.

Considerations Relating to DTC

DTC has advised us as follows:

•	DTC is:

(1)           a limited purpose trust company organized under the laws of the State of New York;

(2)           a “banking organization” within the meaning of New York Banking Law;

(3)           a member of the Federal Reserve System;

(4)           a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

(5)           a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of securities.

•
Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers and dealers and trust companies that have custodial relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Considerations Relating to Clearstream and Euroclear

Euroclear and Clearstream are securities clearing systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those clearing systems could change their rules and procedures at any time.  We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations Relating to Transactions in Euroclear and Clearstream. Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those clearing systems only on days when those systems are open for business. These clearing systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these clearing systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

The Trustee

The Bank of New York Mellon, as successor to the corporate trust business of JPMorgan Chase Bank, N.A., serves as the trustee for our senior debt securities.  The Bank of New York Mellon also serves as the trustee for the subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or both of the indentures, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded. From time to time, we and our affiliates have conducted commercial banking, financial and other transactions with The Bank of New York Mellon and its respective affiliates for which fees have been paid in the ordinary course of business. We may conduct these types of transactions with each other in the future and receive fees for services performed.

TAX CONSEQUENCES

UNITED STATES TAXATION

This section describes the material United States federal income tax consequences of owning debt securities that we will offer. This section is the opinion of Sullivan & Cromwell LLP, our United States federal income tax counsel. It applies to you only if you acquire debt securities in an offering and you hold debt securities as capital assets for tax purposes. This section does not apply to persons other than U.S. holders (as defined below).  The ownership of debt securities that pay interest from sources within the United States may give rise to material United States federal income tax consequences to persons other than U.S. holders.  If a particular offering of debt securities is expected to pay interest from sources within the United States, the applicable supplement will specify that fact and may discuss the material United States federal income tax consequences to persons other than U.S. holders of owning such debt securities.  This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a tax-exempt organization;

•	a life insurance company;

•	a person that owns debt securities that are a hedge or that are hedged against interest rate or currency risks;

•	a person that holds debt securities as part of a straddle or conversion transaction;

•	a U.S. holder whose functional currency is not the U.S. dollar;

•	a person subject to the alternative minimum tax; or

•	a bank.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, as well as on the income tax treaty between the United States of America and Canada. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the debt securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership.  A partner in a partnership holding the debt securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the debt securities.

You are urged to consult your own tax advisor regarding the United States federal, state and local and other tax consequences of owning and disposing of debt securities offered under the prospectus in your particular circumstances.

This section describes the material United States federal income tax consequences of owning debt securities to a U.S. holder. You are a U.S. holder if you are a beneficial owner of debt securities and you are:

•	a citizen or resident of the United States;

•	a domestic corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any subdivision thereof;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section deals only with debt securities that are due to mature 30 years or less from the date on which they are issued.  The United States Federal income tax consequences of owning debt securities with a term of more than 30 years, indexed notes that are not treated as debt for tax purposes or that are treated as contingent payment debt obligations for tax purposes will be discussed in the applicable supplement and will not, unless otherwise specified in the applicable supplement, be taxed in accordance with the discussion in this section.

Payments of Interest

Except as described below in the case of interest on a discount debt security that is not qualified stated interest, each as defined below under “— Original Issue Discount — General”, you will be taxed on any interest on your debt securities, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for United States tax purposes.

Unless the applicable supplement states otherwise, debt securities will, for United States federal income tax purposes, be accounted for as being issued by the Bank or one of its non-U.S. affiliates, rather than by a U.S. branch or subsidiary.  Assuming this treatment is respected, interest paid by us on such debt securities and original issue discount, if any, included in income with respect to such debt securities (as described below under “— Original Issue Discount”) will generally be income from sources outside the United States, subject to the rules regarding the foreign tax credit allowable to a U.S. holder.  Under the foreign tax credit rules, interest and original issue discount included in income from sources outside the United States will depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit.  If, on the contrary, a particular offering of debt securities is expected to pay interest from sources within the United States, the applicable supplement will state that fact.  Interest from sources within the United States is not foreign source income for purposes of computing the foreign tax credit.

Cash Basis Taxpayers.  If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers.  If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods.  Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year.  Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment.  If you elect the second method, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire.  You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

General.  If you own a debt security, other than a debt security with a term of one year or less, it will be treated as a discount debt security issued at an original issue discount if the amount by which the debt security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a debt security’s issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed under “– Variable Rate Debt Securities”.

In general, your debt security is not a discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of this excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income, as capital gains, on a pro-rata basis as stated principal payments are made on the debt security, unless you make the election described below under “ – Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made

divided by:

•	the stated principal amount of the debt security.

Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your debt security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount debt security for each day during the taxable year or portion of the taxable year in which you hold your discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the length of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount debt security must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity; and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

You must determine the discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount debt security’s issue price and any accrued OID, previously includible in income, for each prior accrual period; and then

•	subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount debt security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security, other than any payment of qualified stated interest; and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium.  If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price, as determined above under “ – General”, the excess is acquisition premium. If you do not make the election described below under “– Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security’s adjusted issue price.

Pre-Issuance Accrued Interest.  An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest;

•	the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date; and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

Debt Securities Subject to Contingencies, Including Optional Redemption.  Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. If applicable, these rules will be discussed in the applicable supplement.

Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•
in the case of an option or options that we may exercise, we will be deemed to exercise or not to exercise an option or combination of options in the manner that minimizes the yield on your debt security; and

•
in the case of an option or options that you may exercise, you will be deemed to exercise or not to exercise an option or combination of options in the manner that maximizes the yield on your debt security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount.  You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above under “– General”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “— Debt Securities Purchased at a Premium”, or acquisition premium.

If you make this election for your debt security, then, when you apply the constant-yield method:

•	the issue price of your debt security will equal your cost;

•	the issue date of your debt security will be the date you acquired it; and

•	no payments on your debt security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount note, you will be treated as having made the election discussed below under “— Market Discount” to include market discount in income currently over the life of all debt instruments having market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the Internal Revenue Service.

Variable Rate Debt Securities.  Your debt security will be a variable rate debt security if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

•	15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at:

•	one or more qualified floating rates;

•	a single fixed rate and one or more qualified floating rates;

•	a single objective rate; or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either:

•	a fixed multiple that is greater than 0.65 but not more than 1.35; or

•	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•
the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate;

•
the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

•
the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate; and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security;

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Debt Securities.  In general, if you are an individual or other cash basis U.S. holder of a short-term debt security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

Foreign Currency Discount Notes.  If your discount note is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount note in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis U.S. holder, as described under “— U.S. Holders — Payments of Interest”.  You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your note.

Market Discount

You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security if:

•	you purchase your debt security for less than its issue price as determined above under “— Original Issue Discount – General”; and

•
the difference between the debt security’s stated redemption price at maturity or, in the case of a discount debt security, the debt security’s revised issue price, and the price you paid for your debt security is equal to or greater than 1/4 of 1 percent of your debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. To determine the revised issue price of your debt security for these purposes, you generally add any OID that has accrued on your debt security to its issue price.

If your debt security’s stated redemption price at maturity or, in the case of a discount debt security, its revised issue price, exceeds the price you paid for the debt security by less than 1/4 of 1 percent multiplied by the number of complete years to the debt security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

Debt Securities Purchased at a Premium

If you purchase your debt security for an amount that is greater than the sum of all amounts payable on the debt security other than qualified stated interest, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable to that year, based on your debt security’s yield to maturity. If your debt security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency.  Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “— Original Issue Discount – Election to Treat All Interest as Original Issue Discount”.

Purchase, Sale and Retirement of the Debt Securities

Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security adjusted by:

•	adding any OID or market discount previously included in income with respect to your debt security; and then

•	subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your debt security.

If you purchase your debt security with foreign currency, the U.S. dollar cost of your debt security will generally be the U.S. dollar value of the purchase price on the date of purchase.  However, if you are a cash basis taxpayer or an accrual basis taxpayer that so elects and your debt security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on the date the debt security is disposed of or retired, except that in the case of a debt security that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

•	described above under “— Original Issue Discount – Short-Term Debt Securities” or “— Market Discount”;

•	attributable to accrued but unpaid interest;

•	the rules governing contingent payment obligations apply; or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in other than U.S. Dollars

If you receive foreign currency as interest on your note or on the sale or retirement of your note, your tax basis in such foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement.  If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of such foreign currency on the date of your purchase.  If you sell or dispose of foreign currency, including if you use it to purchase notes or exchange them for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” in the case of individuals, and the “undistributed net investment income” in the case of estates and trusts for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances).  A holder’s net investment income will generally include its interest income and its net gains from the disposition of debt securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).  If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the debt securities.

Indexed Debt Securities and Exchangeable Debt Securities

The applicable supplement will discuss any special United States federal income tax rules with respect to debt securities the payments of which are determined by reference to any index, other debt securities that are subject to the rules governing contingent payment obligations that are not subject to the rules governing variable rate debt securities and debt securities exchangeable for stock or securities of the Bank or another entity or entities, into the cash value therefore or into any combination of the above.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”).  Under these regulations, if the debt securities are denominated in a foreign currency, a U.S. holder (or a U.S. alien holder that holds the debt securities in connection with a U.S. trade or business) that recognizes a loss with respect to the debt securities that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations.  For individuals and trusts, this loss threshold is $50,000 in any single taxable year.  For other types of taxpayers and other types of losses, the thresholds are higher.  You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of debt securities.

Information With Respect to Foreign Financial Assets

Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties, and (iii) interests in foreign entities.  The debt securities offered under the prospectus may be subject to these rules.  U.S. holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the debt securities.

Information Reporting and Backup Withholding

In general, if you are a noncorporate U.S. holder, we and other payors may be required to report to the Internal Revenue Service:

•
all payments of principal, any premium and interest on a debt security, and the accrual of OID on a discount debt security.  In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your debt security before maturity within the United States

Additionally, backup withholding may apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

Pursuant to recently enacted legislation, certain payments in respect of debt securities made to corporate U.S. holders after December 31, 2011 may be subject to information reporting and backup withholding.

Payment of the proceeds from the sale of a debt security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a debt security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a debt security effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

CANADIAN TAXATION

In the opinion of Ogilvy Renault LLP, Canadian tax counsel to the Bank, the following summary describes the material Canadian federal income tax considerations under the Income Tax Act (Canada) (the ‘‘Act’’) and Income Tax Regulations (the ‘‘Regulations’’) generally applicable to a holder of debt securities who acquires debt securities in the original offering, and who, at all relevant times, is not resident and is not deemed to be resident in Canada, who deals at arm’s length with the Bank and any Canadian resident (or deemed Canadian resident) to whom the holder disposes the debt securities, and who does not use or hold and is not deemed to use or hold debt securities in or in the course of carrying on a business in Canada and is not an insurer carrying on an insurance business in Canada and elsewhere (a ‘‘Non-resident Holder’’).

This summary is based upon the provisions of the Act and the Regulations in force on the date hereof, proposed amendments to the Act and the Regulations in a form publicly announced prior to the date hereof by or on behalf of the Minister of Finance (Canada) (included for this purpose in the reference to the Act and Regulations) and the current administrative practices and policies published in writing by the Canada Revenue Agency. This summary does not take into account or anticipate any other changes in law, whether by legislative, governmental or judicial action or interpretation, nor does it take into account provincial, territorial or foreign income tax legislation. Subsequent developments could have a material effect on the following description.

Canadian federal income tax considerations applicable to debt securities may be described particularly, when such debt securities are offered, in the applicable supplement related thereto.  In the event the Canadian federal income tax considerations are described in such supplement, the following description will be superseded by the description in the supplement to the extent indicated therein.

Interest paid or credited or deemed for purposes of the Act to be paid or credited on a debt security (including any amount paid at maturity in excess of the principal amount and interest deemed to be paid on the debt security in certain cases involving the assignment or other transfer of a debt security to a resident or deemed resident of Canada) to a Non-resident Holder will not be subject to Canadian non-resident withholding tax unless any portion of such interest (other than on a ‘‘prescribed obligation’’ described below) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of the capital stock of a corporation (a “Participating Debt Interest”).  A ‘‘prescribed obligation’’ is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding which adjustment is determined by reference to a change in the purchasing power of money and no amount payable in respect thereof, other than an amount determined by reference to a change in the purchasing power of money, is contingent or dependent upon any of the criteria described in the definition of Participating Debt Interest. If any interest paid or credited or deemed to be paid or credited on a debt security is to be calculated by reference to an index or formula which could be viewed as a proxy for the profit of the Bank, such interest may be subject to Canadian non-resident withholding tax. The Canadian withholding tax implications of such an issuance will be described particularly in the relevant supplement if such debt securities are offered.

In the event that a debt security which is not exempt from Canadian withholding tax according to its terms is redeemed, cancelled, or repurchased, as applicable, or purchased by the Bank or any other person resident or deemed to be resident in Canada from a Non-resident Holder or is otherwise assigned or transferred by a Non-resident Holder to a person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, the excess may, in certain circumstances, be deemed to be interest and may (together with any interest that has accrued or is deemed to have accrued on the debt security to that time) be subject to non-resident withholding tax if the debt security is not considered to be an ‘‘excluded obligation’’ for purposes of the Act.  A debt security that was issued for an amount not less than 97% of the principal amount (as defined for the purposes of the Act) of the debt security, and the yield from which, expressed in terms of an annual rate (determined in accordance with the Act) on the amount for which the debt security was issued does not exceed 4/3 of the interest stipulated to be payable on the debt security, expressed in terms of an annual rate on the outstanding principal amount from time to time will be an excluded obligation for this purpose.

Generally, there are no other taxes on income (including taxable capital gains) payable in respect of a debt security or interest, discount, or premium thereon by a Non-resident Holder.

PLAN OF DISTRIBUTION

We may sell any series of debt securities at any time after effectiveness of the Registration Statement of which this prospectus forms a part in one or more of the following ways from time to time:

•	through underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.

The offered securities may be distributed periodically in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

The prospectus supplement will include:

•	the initial public offering price;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	our proceeds from the sale of the securities;

•	any underwriting discounts or agency fees and other underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	the place and time of delivery of the securities; and

•	any securities exchange on which the securities may be listed.

If underwriters are used in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions, at any time or times at a fixed public offering price or at varying prices. The underwriters may change from time to time any fixed public offering price and any discounts or commissions allowed or re-allowed or paid to dealers. If dealers are utilized in the sale of the securities, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers.

In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities to cover over-allotments, if any, at the initial public offering price (with an additional underwriting commission), as may be set forth in the prospectus supplement for such securities. If we grant any over-allotment option, the terms of the option will be set forth in the prospectus supplement for the securities.

This prospectus may be delivered by underwriters and dealers in connection with short sales undertaken to hedge exposures under commitments to acquire our securities to be issued on a delayed or contingent basis.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the U.S. Securities Act of 1933. Any discounts or commissions that we pay them and any profit they receive when they resell the securities may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the U.S. Securities Act of 1933, to contribute with respect to payments which they may be required to make in respect of such liabilities and to reimburse them for certain expenses.

Underwriters, dealers and agents, and their affiliates or associates, may engage in transactions with us or perform services for us in the ordinary course of business and receive compensation from us.

Each series of offered securities will be a new issue of securities and will have no established trading market. Securities may or may not be listed on a national or foreign securities exchange or automated quotation system. Any underwriters or agents to whom securities are sold for public offering or sale may make, but are not required to make, a market in the securities, and the underwriters or agents may discontinue making a market in the securities at any time without notice. No assurance can be given as to the liquidity or the existence of trading markets for any securities.

Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the offered securities or any underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the offered securities to be higher than would be the case in the absence of such transactions.

Market-Making Resales By Affiliates

This prospectus may be used by RBC Capital Markets, LLC in connection with offers and sales of the securities in market-making transactions. In a market-making transaction, RBC Capital Markets, LLC may resell a security it acquires from other holders, after the original offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, RBC Capital Markets, LLC may act as principal or agent, including as agent for the counterparty in a transaction in which RBC Capital Markets, LLC acts as principal, or as agent for both counterparties in a transaction in which RBC Capital Markets, LLC does not act as principal. RBC Capital Markets, LLC may receive compensation in the form of discounts and commissions, including from both counterparties in some cases.

The securities to be sold in market-making transactions include securities to be issued after the date of this prospectus, as well as securities previously issued.

We do not expect to receive any proceeds from market-making transactions. We do not expect that RBC Capital Markets, LLC or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to us.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless we or an agent informs you in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

Conflicts of Interest

Our affiliate, RBC Capital Markets, LLC, may participate in the distribution of the securities as an underwriter, dealer or agent. Any offering of securities in which RBC Capital Markets, LLC participates will be conducted in compliance with the applicable requirements of FINRA Rule 5121, a rule of the Financial Industry Regulatory Authority, Inc. (“FINRA”).  RBC Capital Markets, LLC will not participate in the distribution of an offering of securities that do not have a bona fide public market within the meaning of Rule 5121 and are not investment grade rated within the meaning of Rule 5121 or securities in the same series that have equal rights and obligations as investment grade rated securities unless either (1) each member firm responsible for managing the public offering does not have a conflict of interest within the meaning of Rule 5121, is not an affiliate of any member that does have a conflict of interest, and meets the requirements of Rule 5121 with respect to disciplinary history or (2) a qualified independent underwriter has participated in the preparation of the prospectus supplement or other offering document for the offering of securities and has exercised the usual standards of due diligence with respect thereto.  Neither RBC Capital Markets, LLC nor any other FINRA member participating in an offering of these securities that has a conflict of interest will confirm initial sales to any discretionary accounts over which it has authority without the prior specific written approval of the customer.

In compliance with guidelines of FINRA, the maximum commission or discount to be received by the participating FINRA members may not exceed 8% of the aggregate principal amount of securities offered pursuant to this prospectus. We anticipate, however, that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the debt securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Internal Revenue Code (also “plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition, holding or, if applicable, exchange of the debt securities by a plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those notes are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions are:

•	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

•	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

•	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

•	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

•	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide statutory exemptive relief for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider. Under these provisions, the purchase and sale of the Notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Code, provided that neither the issuer of the Notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied, and any Plan fiduciary considering reliance on the service provider exemption is encouraged to consult with counsel regarding its availability.

Any purchaser or holder of debt securities or any interest therein will be deemed to have represented (both on behalf of itself and any plan) by its purchase and holding of the debt securities that either (1) it is not a plan and is not purchasing those debt securities on behalf of or with “plan assets” of any plan or (2) the purchase and holding of the debt securities will not constitute a non-exempt prohibited transaction under ERISA or the Code.  In addition, any purchaser or holder of debt securities or any interest therein which is a non-ERISA arrangement will be deemed to have represented by its purchase or holding or, if applicable, exchange of the debt securities that its purchase and holding will not violate the provisions of any similar law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing debt securities on behalf of or with “plan assets” of any plan or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or some other basis on which such purchase and holding is not prohibited, or the potential consequences of any purchase, holding or exchange under similar laws, as applicable.

Each purchaser and holder of the debt securities has exclusive responsibility for ensuring that its purchase and holding of the debt securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any similar laws. The sale of any debt securities to any plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS
AGAINST THE BANK, OUR MANAGEMENT AND OTHERS

We are a Canadian chartered bank. Many of our directors and executive officers, including many of the persons who signed the Registration Statement on Form F-3, of which this prospectus is a part, and some of the experts named in this document, reside outside the United States, and a substantial portion of our assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon such persons to enforce against them judgments of the courts of the United States predicated upon, among other things, the civil liability provisions of the federal securities laws of the United States. In addition, it may be difficult for you to enforce, in original actions brought in courts in jurisdictions located outside the United States, among other things, civil liabilities predicated upon such securities laws.

We have been advised by our Canadian counsel, Ogilvy Renault LLP, that a judgment of a United States court predicated solely upon civil liability under such laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We have also been advised by such counsel, however, that there is substantial doubt whether an original action could be brought successfully in Canada predicated solely upon such civil liabilities.

VALIDITY OF SECURITIES

The validity of the debt securities will be passed upon by Ogilvy Renault LLP, Toronto, Ontario, as to matters of Canadian law and applicable matters of Ontario law, and by Sullivan & Cromwell LLP, New York, New York, as to matters of New York law. Davis Polk & Wardwell LLP, New York, New York will issue an opinion as to certain legal matters for the agents or underwriters.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus from the Bank’s Annual Report on Form 40-F for the year ended October 31, 2010, as amended, and the effectiveness of the Bank’s internal control over financial reporting have been audited by Deloitte & Touche LLP, Independent Registered Chartered Accountants, as stated in their reports (which reports express an unqualified opinion and include a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference relating to changes in accounting principles), which are incorporated herein by reference.  Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses in connection with this offering, other than underwriting discounts and commissions, are as follows (in U.S. dollars):

Registration Statement filing fee	$2,900,000
Trustees’ fees and expenses	$1,500,000
Legal fees and expenses	$2,000,000
Accounting fees and expenses	$800,000
Printing costs	$1,000,000
Miscellaneous	$500,000

Total	$8,700,000

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